Exhibit 16.01

[Eide Bailly LLP Letterhead]

January 20, 2005

United States Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We have been furnished with a copy of the disclosures included in Item 4.01 of Form 8-K to be filed by South Dakota Soybean Processors.  We agree with the statements made in those disclosures insofar as they relate to our Firm.

/s/ Eide Bailly LLP

Eide Bailly LLP

Sioux Falls, SD